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                                                                      Exhibit 11

                    Potash Corporation of Saskatchewan Inc.

                       Computation of Per Share Earnings
                        For the Quarters ended March 31
  (Figures and amounts expressed in thousands, except per share and per option amounts)

                                                                           Q1- 1996    Q1- 1995
                                                                           -------     -------
A    Net Income as reported, Canadian GAAP.............................    63,678      51,475
B    Items adjusting net income........................................    (3,227 )         0
C    Net income, US GAAP (A+B).........................................    60,451      51,475
D    Weighted average number of shares outstanding.....................    45,484      42,995
E    Options outstanding to purchase equivalent shares.................     1,292       1,022
F    Average exercise price per option.................................     43.57       34.74
G    Average market price per share....................................     70.35       38.42
H    Period end market price per share.................................     62.50       44.50
I    Rate of Return available on option proceeds.......................      0.05        0.05
Canadian GAAP
     Basic earnings per share (A/D)....................................      1.40        1.20
     Fully diluted earnings per share
J    Imputed earnings on option proceeds (E*F*I).......................     2,813       1,775
     Fully diluted earnings per share ((A+J)/(D+E))....................      1.42        1.21
United States GAAP
     Primary earnings per share
K    Net additional shares issuable (E-(E*F/G))........................       492          98
     Primary earnings per share (C/(D+K))..............................      1.31        1.19
     Fully diluted earnings per share
L    Net additional shares issuable (E-(E*F/H))........................       391         224
     Fully diluted earnings per share (C/(D+L))........................      1.32        1.19
D+K  Weighted average shares for US GAAP...............................    45,976      43,093

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